GrandSouth Bancorporation Reports Second Quarter 2021 Results

GREENVILLE, SC, July 19, 2021

GrandSouth Bancorporation (GRRB:OTCQX) (the “Company” or “GrandSouth”), the holding company for GrandSouth Bank announced today that net income for the second quarter of 2021 was $4.0 million.

The Board of Directors declared a cash dividend of $0.10 per common share ($0.105 per Series A preferred share) payable on August 13, 2021 to shareholders of record on August 4, 2021.

Second Quarter 2021 Highlights

•	Net Income was $4.0 million, an increase of $2.3 million, or 142.39%, from the same quarter in 2020.
•	Basic and diluted earnings per share were $0.73 and $0.71, respectively.
•	The annualized returns on average assets and average equity were 1.38% and 18.13%, respectively.
•	Total assets increased $27.1 million, or 2.39%, to $1.2 billion.
•	Gross loans increased $19.5 million, or an annual rate of 8.80%, to $909.0 million.
•	Total deposits increased $25.8 million, or an annual rate of 10.46%, to $1.0 billion.
•	Cost of funds decreased by 56 basis points, or 53.84%, from the same quarter in 2020.
•	Less than 0.01% of gross loans, excluding specialty floor plan and purchased student loans (“Core Bank loans”) were 30 days past due as of June 30, 2021. The annualized net recovery ratio for the quarter was 0.03%.
•	The efficiency ratio was 57.44%, an improvement from 60.64% in the prior quarter and 72.76% in the same quarter in 2020.

JB Schwiers, the Company’s President, said, “Our team at GrandSouth has worked hard over the last eighteen months through some of the most challenging times in the nation’s history. These quarterly results show what this team can produce. I am most proud of having a $909 million loan portfolio with only one loan past due over 30 days, a non-performing asset ratio of 0.18%, and ending the second quarter in a net recovery position regarding losses. This level of performance does not happen by chance. It comes from an unwavering culture of not sacrificing credit quality for the sake of growth. I also think it is important to note that our net interest margin improved comparing the second quarter of 2021 to 2020. Earning asset yields did drop by 26 basis points but we were able to overcome that drop with a 56 basis point decline in our cost of funds. It was a collective focus on improving our net interest margin and expense control that led to these wonderful earnings and efficiency results.”

COVID-19 Impact through June 30, 2021

Management continues to focus on the economic impact resulting from the COVID-19 pandemic. To assist small businesses in need, in 2020, the Bank processed 272 Paycheck Protection Program (“PPP”) loans for a total of $39.0 million in loans funded and $1.6 million in lender fees collected. As of June 30, 2021, 264 of these loans totaling $37.6 million have been forgiven and lender fee income totaling $1.4 million had been recognized. In 2021, the Bank has processed 95 PPP loans for a total of $12.0 million loans funded and $0.6 million in lender fees collected. As of June 30, 2021, six of these loans totaling $0.4 million have been forgiven and lender fee income totaling $57.3 thousand had been recognized.

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In 2020, payment deferrals were granted on $108.4 million, or 15.5%, of Core Bank loans, and $7.6 million of specialty floor plan loans. All deferred loans had resumed payments or had been paid off prior to the end of 2020.

Specialty floor plan loans finished the quarter ended June 30, 2021 at $87.5 million, up from $60.1 million at June 30, 2020. The average balance of such loans outstanding for the quarters ending June 30, 2021 and 2020 were $82.8 million and $69.7 million, respectively. During 2020, the specialty floor plan lending division was affected by the COVID-19 pandemic as most automobile auctions throughout the country ceased in-person sales allowing online only, and various government regulations restricted the ability of businesses to operate. As a result, the volume of vehicles financed within the division decreased. This trend resulted in an outstanding balance of $60.1 million at the end of the second quarter of 2020, a $26.8 million decline from December 31, 2019. This trend reversed and outstanding balances increased in the third and fourth quarters of 2020 finishing 2020 at $83.0 million. The losses due to specialty floor plan loan defaults continue to be at historic lows resulting in a 0.15% annualized net recovery rate in the second quarter of 2021, as compared to a 0.26% annualized net recovery rate in the first quarter of 2021 and a 1.62% annualized net charge off rate in the second quarter of 2020.

Net Interest Income

Net interest income was $12.1 million for the quarter ended June 30, 2021, up $2.7 million, or 28.08%, from the same period in 2020. For the six months ended June 30, 2021, net interest income increased $4.1 million, or 20.60%, to $24.2 million from $20.1 million during the same period in 2020. These increases were primarily driven by an increase in interest and fees on loans and a decrease in deposit interest expense, partially offset by an increase in interest expense related to junior subordinated notes issued in November 2020.

Net interest margin (tax equivalent) increased to 4.38% for the quarter ended June 30, 2021 compared to 4.12% for the same period in 2020. The increase in net interest margin (tax equivalent) from June 30, 2020 was primarily driven by an increase in loan and investment balances and a decrease in balances and interest rates on time deposit accounts, partially offset by lower loan and investment yields and increased interest expense on the $18 million of subordinated notes issued in November of 2020.

Net interest margin (tax equivalent) decreased slightly to 4.47% for the six months ended June 30, 2021 compared to 4.48% for the same period in 2020. The change in net interest margin (tax equivalent) from June 30, 2020 was primarily driven by a lower loan and investment yields and interest expense on the subordinated notes issued in November of 2020, partially offset by increase in loan and investment balances and a decrease in interest rates on time deposit and money market accounts.

Noninterest Income

Noninterest income was $0.8 million for the second quarter of 2021, a decrease of $0.1 million, or 14.09%, from the second quarter of 2020. Year to date through June 30, 2021, noninterest income decreased $0.1 million, or 3.93% to $1.3 million from $1.4 million in the same period in 2020. These changes were primarily driven by a gain on sale of securities experienced in the second quarter of 2020.

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Noninterest Expense

Noninterest expense decreased $0.1 million, or 1.74%, in the second quarter of 2021 when compared to the same period in 2020. The decrease was primarily attributable to net costs of operating other real estate owned. For the year to date through June 30, 2021, noninterest expense increased less than $0.1 million, or 0.27%, over the same period in 2020. The increases were primarily attributable to decreases in compensation and employee benefits and net costs of operation of other real estate owned, partially offset by an increase in data processing.

Loan Portfolio

The Company grew gross loans by $19.5 million, or an annualized rate of 8.80%, during the second quarter of 2021 and $30.5 million, or an annualized rate of 6.99%, for the year to date through June 30, 2021. Specialty floor plan loans increased by $8.2 million, or an annual rate of 41.38% for the quarter and $4.5 million, or an annual rate of 10.83%, for the year to date through June 30, 2021. Core Bank loans grew by $12.1 million, or an annual rate of 6.18%, and $27.4 million, or an annual rate of 7.21%, during the same periods, respectively. The growth of Core Bank loans was impacted by the forgiveness of $4.4 million and the origination of $0.8 million in PPP loans during the second quarter of 2021 and by the forgiveness of $21.6 million and the origination of $12.0 million in PPP loans during the year to date through June 30, 2021. Core Bank loans, excluding PPP loans, grew by $16.2 million, or an annual rate of 8.50%, for the quarter ended June 30, 2021 and $37.5 million, or an annual rate of 10.15%, for the year to date through June 30, 2021. Purchased student loans continued to experience paydowns totaling $0.7 million, or an annual rate of 10.40%, for the second quarter of 2021 and $1.4 million, or an annual rate of 10.12%, for the year to date through June 30, 2021.

The composition of the loan portfolio consisted of the following on June 30, 2021, March 31, 2021 and December 31, 2020:

	June 30,	March 31,	December 31,
	2021	2021	2020
	(Dollars in thousands)

Commercial, financial and agricultural	$130,744	$132,401	$138,149
Specialty floor plan loans	87,485	79,303	83,027
Commercial PPP loans	12,459	16,632	22,521
Real estate - construction, land development and other	103,521	107,578	99,124
Real estate – mortgage	540,932	519,519	500,285
Purchased student loans	26,780	27,493	28,195
Installment loans to individuals	7,095	6,568	7,244
Loans, gross	909,016	889,494	878,545
Allowance for loan losses	(13,325)	(12,959)	(12,572)
Loans, net	$895,691	$876,535	$865,973

Loan Loss Provision and Asset Quality

For the quarter ended June 30, 2021, the provision for loan losses was $0.3 million, a decrease of $0.3 million, or 52.90%, from the same quarter a year ago. Year to date through June 30, 2021, the provision for loan losses was $0.7 million, a decrease of $1.2 million, or 68.32%, over the same period a year ago. Net recoveries for the second quarter of 2021 and year to date through June 30, 2021 were $0.1 million and $0.2 million, respectively, as compared to net charge offs of $0.2 million and 0.7 million for the same periods in 2020.

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The allowance for loan losses as a percentage of total gross loans grew to 1.47% at June 30, 2021, up from 1.46% at March 31, 2021 and 1.43% at December 31, 2020. The allowance for loan losses as a percentage of total gross loans excluding PPP loans grew to 1.49% at June 30, 2021, up from 1.48% at March 31, 2021 and 1.47% at December 31, 2020. The Company’s management believes the allowance is adequate to absorb losses that are inherent in the loan portfolio as of June 30, 2021 and will continue to closely monitor credit ratios and activity.

Other real estate owned remained at $1.8 million at June 30, 2021, consistent with the March 31, 2021 balance and a decrease of $0.1 million, or 4.50%, from December 31, 2020. Nonaccrual loans decreased to $0.2 million at June 30, 2021 from $0.4 million at March 31, 2021 and $0.5 million at December 31, 2020. Nonaccrual loans totaled $0.9 million at June 30, 2020.

Securities Portfolio

Investment securities available-for-sale were $131.6 million at June 30, 2021, up $13.9 million, or 11.83%, from $117.7 million at March 31, 2021, and up $20.9 million, or 18.85%, from $110.7 million at December 31, 2020.

Securities in the investment portfolio as of June 30, 2021 were as follows:

•	asset backed securities totaling $2.7 million;
•	residential government-sponsored mortgage-backed securities totaling $41.9 million;
•	collateralized mortgage obligations totaling $51.1 million;
•	taxable municipal bonds totaling $8.1 million;
•	nontaxable municipal bonds totaling $12.7 million;
•	corporate debt securities totaling of $7.6 million; and
•	treasury securities totaling of $7.5 million.

During the second quarter of 2021, twelve securities totaling $22.2 million were purchased.

Deposits

Total deposits increased $25.8 million, or an annual rate of 10.46%, during the second quarter of 2021 and $69.9 million, or an annual rate of 14.89%, for the year to date through June 30, 2021 to $1.0 billion at quarter end. Noninterest bearing deposits increased $15.5 million, or an annual rate of 26.27%, during the quarter and $48.5 million, or an annual rate of 48.11%, for the year to date through June 30, 2021. During the quarter, combined demand deposit, money market, and savings accounts grew by $51.6 million, or an annual rate of 28.52%, to $778.0 million. This growth offset the decrease during the same period in certificate of deposit, IRAs and CDARS of $25.8 million, or an annual rate of 39.21%, to $238.3 million.

Borrowings

As of June 30, 2021, the Company had $16.0 million of Federal Home Loan Bank advances and $35.8 million of junior subordinated notes outstanding.

Shareholders’ Equity

Shareholders’ equity was $89.5 million at June 30, 2021, an increase of $3.3 million, or 3.79%, for the quarter and $3.0 million, or 3.42%, for the year to date through June 30, 2021. The balance was increased by the normal retention of earnings, changes in the fair value of investments, exercise of stock options and expense of stock option grants. Offsetting the increase was payment of dividends and repurchase of common shares.

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Tier 1 Risk Based Capital Ratios were 10.08% and 12.04% for the Company and the Bank, respectively, as of June 30, 2021.

About GrandSouth Bancorporation

GrandSouth Bancorporation is a bank holding company with assets of $1.2 billion at June 30, 2021. GrandSouth Bank provides a range of financial services to individuals and small and medium sized businesses. GrandSouth Bank has eight branches in South Carolina, located in Greenville, Fountain Inn, Anderson, Greer, Columbia, Orangeburg and Charleston.

Press contact: JB Schwiers 864-770-1000

Website: www.grandsouth.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of the Company. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties beyond the Company’s control and may not be realized due to a variety of factors. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, on the economies and communities the Company serves, which may have an adverse impact on the Company’s business, operations and performance, and could have a negative impact on the Company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company; (6) changes in interest rates, which may affect the Company’s net income, prepayment penalty income, and other future cash flows, or the market value of the Company’s assets, including its investment securities; and (7) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC and available at the SEC’s internet site (https://www.sec.gov). You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by the Company to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

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Non-GAAP Measures

This release includes financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This financial information includes certain operating performance measures. Such measures include: “Tangible book value per common share, outstanding,” “Tangible book value per share, adjusted for the conversion of Series A preferred stock”, “Tangible book value, adjusted for the conversion of Series A preferred stock”, and “Common tangible book value.”

Management has included these non-GAAP measures because it believes these measures may provide useful supplemental information for evaluating the Company’s underlying performance trends. Further, management uses these measures in managing and evaluating the Company’s business and intends to refer to them in discussions about our operations and performance. Operating performance measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Condensed Consolidated Balance Sheets

	(Unaudited)	(Unaudited)	(Audited)
	June 30,	March 31,	December 31,
	2021	2021	2020
	(Dollars in thousands)

Assets
Cash and due from banks	$2,829	$5,699	$6,216
Interest-earning deposits	82,600	71,054	51,137
Federal funds sold	1,010	16,334	5,672
Cash and cash equivalents	86,439	93,087	63,025
Investments - available for sale	131,576	117,654	110,707
Other investments, at cost	4,226	5,476	6,252
Loans receivable, net of deferred fees and costs	909,016	889,494	878,545
Allowance for loan losses	(13,325)	(12,959)	(12,572)
Loans, net of allowance for loan losses	895,691	876,535	865,973
Premises and equipment, net	16,961	16,586	16,680
Other real estate owned	1,845	1,845	1,932
Accrued interest receivable	5,495	5,381	5,704
Bank owned life insurance	14,610	14,954	14,861
Net deferred tax asset	2,696	2,934	2,501
Goodwill	737	737	737
Other assets	3,195	1,159	1,407
Total assets	$1,163,471	$1,136,348	$1,089,779

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$252,050	$236,554	$203,502
Interest-bearing	764,332	754,003	742,978
Total deposits	1,016,382	990,557	946,480
Federal Home Loan Bank advances	16,000	16,000	16,000
Junior subordinated notes	35,804	35,774	35,744
Accrued interest payable	272	670	336
Accrued expenses and other liabilities	5,526	7,124	4,694
Total liabilities	1,073,984	1,050,125	1,003,254

Shareholders’ equity
Preferred stock - Series A - no par value	—	—	—
Common stock - no par value	—	—	—
Additional paid in capital	43,852	44,868	46,645
Retained earnings	44,181	40,758	37,721
Accumulated other comprehensive income	1,454	597	2,159
Total shareholders’ equity	89,487	86,223	86,525
Total liabilities and shareholders’ equity	$1,163,471	$1,136,348	$1,089,779

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Condensed Consolidated Statements of Income (Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands)		(Dollars in thousands)
Interest income	$13,391	$11,726	$26,920	$25,342
Interest expense	1,271	2,263	2,732	5,286
Net interest income	12,120	9,463	24,188	20,056
Provision for loan losses	309	656	551	1,739
Net interest income after provision for loan losses	11,811	8,807	23,637	18,317
Noninterest income
Service charges on deposit accounts	322	221	590	456
Gain on sale of investment securities available for sale	—	392	—	392
Bank owned life insurance	85	103	177	204
Net gain on sale of premises and equipment	78	8	84	8
Other	283	170	492	338
Total noninterest income	768	894	1,343	1,398
Noninterest expenses
Compensation and employee benefits	4,987	5,044	10,061	10,200
Net occupancy	584	531	1,148	1,085
Net cost of operation of other real estate owned	19	258	129	273
Data processing	494	394	1,027	844
Other expenses	1,319	1,307	2,705	2,627
Total noninterest expenses	7,403	7,534	15,070	15,029
Income before income taxes	5,176	2,167	9,910	4,686
Income tax provision	1,213	532	2,353	1,139
Net income	3,963	1,635	7,557	3,547
Deductions for amounts not available to common shareholders:
Dividends declared or accumulated on perferred stock	(30)	(24)	(60)	(48)
Net income available to common shareholders	$3,933	$1,611	$7,497	$3,499

Per common share
Earnings per common share, basic	$0.73	$0.30	$1.38	$0.64
Earnings per common share, diluted	$0.71	$0.29	$1.36	$0.64

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Net Interest Margin Analysis (Unaudited)

	For the three months ended
	June 30, 2021			June 30, 2020
	Average		Average	Average		Average
	balance	Interest	Yield	balance	Interest	Yield
	(Dollars in thousands)
Interest earning assets
Investments
Certificates of deposit	3,276	17	2.07%	7,175	40	2.20%
US agency securities and treasuries	5,511	18	1.30%	617	3	1.95%
Mortgage backed securities	41,368	93	0.90%	24,885	76	1.22%
CMO and asset backed securities	57,791	123	0.85%	33,828	167	1.98%
Municipals (a)	20,497	137	2.65%	11,569	86	2.97%
Corporate debt security	5,707	77	5.43%	500	7	5.27%
Federal Home Loan Bank stock	1,225	12	4.06%	1,741	27	6.24%
Other investments	747	1	0.73%	747	1	0.73%
Subtotal, investments	136,122	478	1.40%	81,062	407	2.01%

Cash equivalents
Due from banks and fed funds sold	76,509	23	0.12%	51,249	16	0.12%
Subtotal, cash equivalents	76,509	23	0.12%	51,249	16	0.12%
Total investments and cash equivalents	212,631	501	0.94%	132,311	423	1.28%
Loans
Consumer single pay, installment, revolving term and line of credit loans	6,714	59	3.54%	7,872	75	3.81%
Consumer FFELP student loans	27,137	302	4.47%	30,410	353	4.67%
Consumer residential and equity loans	67,018	722	4.32%	60,064	664	4.44%
Commercial single pay, installment and revolving term loans	117,031	1,215	4.16%	113,648	1,278	4.52%
Commercial real estate loans	584,226	5,906	4.05%	483,463	5,095	4.24%
Commercial specialty floor plan loans	82,789	4,512	21.86%	69,697	3,633	20.97%
Commercial SBA loans	14,919	193	5.20%	28,370	216	3.07%
Total loans	899,834	12,909	5.75%	793,524	11,314	5.73%
Total interest earning assets	1,112,465	13,410	4.84%	925,835	11,737	5.10%
Interest bearing funds
Interest-bearing deposits
Interest-bearing transaction accounts	67,423	42	0.25%	27,941	16	0.22%
Money market accounts	427,155	462	0.43%	283,705	342	0.48%
Regular savings accounts	12,560	3	0.10%	7,952	2	0.10%
Certificates of deposit, IRAs and CDARS	249,266	296	0.48%	348,968	1,620	1.87%
Total interest bearing deposits	756,404	803	0.43%	668,566	1,980	1.19%
Other interest bearing liabilities
Federal Home Loan Bank advances	16,000	36	0.91%	20,061	48	0.97%
Junior subordinated debentures	35,786	432	4.84%	18,103	235	5.23%
Total other interest bearing liabilities	51,786	468	3.63%	38,164	283	2.99%
Total interest bearing funds	808,190	1,271	0.63%	706,730	2,263	1.29%
Tax-equivalent net interest rate spread			4.21%			3.81%
Non-interest bearing funds
Demand deposit accounts	248,506			172,575
Total funds and cost of funds	1,056,696	1,271	0.48%	879,305	2,263	1.04%
Tax-equivalent net interest rate spread on funds			4.36%			4.06%
Tax-equivalent net interest margin		12,139	4.38%		9,474	4.12%

(a)	Tax exempt investments are calculated giving effect to a 21% federal tax rate.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

9

GrandSouth Bancorporation and Subsidiary

Greenville, SC

Net Interest Margin Analysis (Unaudited)

	For the six months ended
	June 30, 2021			June 30, 2020
	Average		Average	Average		Average
	balance	Interest	Yield	balance	Interest	Yield
	(Dollars in thousands)
Interest earning assets
Investments
Certificates of deposit	3,504	36	2.07%	7,463	83	2.22%
US agency securities and treasuries	3,117	20	1.29%	1,758	17	1.99%
Mortgage backed securities	36,993	137	0.74%	28,410	214	1.51%
CMO and asset backed securities	56,458	242	0.86%	32,277	349	2.16%
Municipals (a)	20,772	272	2.62%	9,146	136	2.97%
Corporate debt security	5,176	132	5.10%	500	13	5.25%
Federal Home Loan Bank stock	1,360	26	2.81%	1,433	44	6.10%
Other investments	747	3	0.73%	747	3	0.76%
Subtotal, investments	128,127	868	1.35%	81,734	859	2.10%

Cash equivalents
Due from banks and fed funds sold	66,897	42	0.13%	35,506	89	0.50%
Subtotal, cash equivalents	66,897	42	0.13%	35,506	89	0.50%
Total investments and cash equivalents	195,024	910	0.93%	117,240	948	1.62%
Loans
Consumer single pay, installment, revolving term and line of credit loans	6,812	116	3.44%	8,572	158	3.71%
Consumer FFELP student loans	27,543	602	4.41%	30,978	743	4.82%
Consumer residential and equity loans	67,812	1,425	4.24%	59,002	1,366	4.65%
Commercial single pay, installment and revolving term loans	118,152	2,464	4.21%	112,417	2,642	4.73%
Commercial real estate loans	574,979	11,617	4.07%	476,601	10,562	4.46%
Commercial specialty floor plan loans	85,029	9,125	21.64%	80,574	8,723	21.77%
Commercial SBA loans	17,063	698	8.26%	14,743	216	2.95%
Total loans	897,390	26,047	5.85%	782,887	24,410	6.27%
Total interest earning assets	1,092,414	26,957	4.98%	900,127	25,358	5.67%
Interest bearing funds
Interest-bearing deposits
Interest-bearing transaction accounts	65,702	84	0.26%	24,025	21	0.17%
Money market accounts	413,736	915	0.45%	275,452	1,052	0.77%
Regular savings accounts	11,723	6	0.10%	7,376	4	0.10%
Certificates of deposit, IRAs and CDARS	261,826	791	0.61%	360,484	3,637	2.03%
Total interest bearing deposits	752,987	1,796	0.48%	667,337	4,714	1.42%
Other interest bearing liabilities
Federal Home Loan Bank advances	16,000	71	0.89%	15,390	86	1.13%
Junior subordinated debentures	35,772	865	4.87%	18,098	486	5.39%
Total other interest bearing liabilities	51,772	936	3.65%	33,488	572	3.43%
Total interest bearing funds	804,759	2,732	0.68%	700,825	5,286	1.52%
Tax-equivalent net interest rate spread			4.30%			4.15%
Non-interest bearing funds
Demand deposit accounts	231,882			152,942
Total funds and cost of funds	1,036,641	2,732	0.53%	853,767	5,286	1.25%
Tax-equivalent net interest rate spread on funds			4.45%			4.42%
Tax-equivalent net interest margin		24,225	4.47%		20,072	4.48%

(a)	Tax exempt investments are calculated giving effect to a 21% federal tax rate.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Financial Highlights (Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands, except per share)
Per share data:
Book value per common share	$17.20	$15.29	$17.20	$15.29
Tangible book value per common share, outstanding (non-GAAP) (a)	$17.05	$15.15	$17.05	$15.15
Tangible book value per share, adjusted for the conversion of Series A preferred stock (non-GAAP) (b)	$16.39	$14.59	$16.39	$14.59

Weighted average common shares oustanding, basic	5,134,112	5,210,531	5,167,763	5,208,275
Weighted average common shares outstanding, diluted	5,259,588	5,258,363	5,254,908	5,276,435
Common shares outstanding at end of period	5,127,681	5,210,531	5,127,681	5,210,531
Common shares outstanding at end of period, adjusted for conversion of Series A preferred stock	5,415,576	5,498,426	5,415,576	5,498,426

Selected performance ratios and other data:
Annualized return on average assets	1.38%	0.68%	1.35%	0.76%
Annualized return on average equity	18.13%	8.17%	17.48%	8.95%
Annualized net interest margin	4.38%	4.11%	4.47%	4.48%
Efficiency ratio	57.44%	72.76%	59.03%	70.06%
Annualized charge-offs (recoveries), net to average loans	-0.03%	0.12%	-0.05%	0.17%

Book value (GAAP)	$89,487	$86,525	$89,487	$86,525
Series A preferred stock APIC	(1,298)	(1,298)	(1,298)	(1,298)
Book value excluding Series A preferred stock	88,189	85,227	88,189	85,227
Goodwill	(737)	(737)	(737)	(737)
Common tangible book value (non-GAAP) (c)	$87,452	$84,490	$87,452	$84,490

Book value (GAAP)	$89,487	$86,525	$89,487	$86,525
Goodwill	(737)	(737)	(737)	(737)
Tangible book value, adjusted for the conversion of Series A preferred stock (non-GAAP) (d)	$88,750	$85,788	$88,750	$85,788

	As of
	June 30,	December 31,	June 30,
	2021	2020	2020
	(Dollars in thousands)
Shareholders’ equity to total assets	7.69%	7.94%	8.15%
Tier 1 risk-based capital ratio	10.08%	10.17%	11.83%

Other real estate owned	$1,845	$1,932	$2,126
Nonaccrual loans	223	533	866
Loans past due 90 days and accruing interest (e)	24	53	37
Total nonperforming assets	$2,092	$2,518	$3,029

Allowance for loan losses to loans, gross	1.47%	1.43%	1.43%

(a)	Calculated by dividing the common tangible book value by the number of common shares outstanding at the end of the period.
(b)	Calculated by dividing the tangible book value, adjusted for the conversion of Series A preferred stock on a one for one basis, by the number of common shares outstanding at the end of the period, adjusted for conversion of the Series A preferred stock.
(c)	Calculated by subtracting Series A preferred stock APIC and goodwill from book value.
(d)	Calculated by subtracting goodwill from book value.
(e)	Amount represents the net of the loans wholly or partially guaranteed by the US Government.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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